Exhibit 10.1

AGREEMENT

This AGREEMENT (the “Agreement”), dated as of December 21, 2017, is made and entered into by and between Ignyta, Inc., a Delaware corporation (the “Company”), and Jonathan E. Lim, M.D. (the “Executive”).

WHEREAS, the Company, Roche Holdings, Inc., a Delaware corporation (“Parent”), and Abingdon Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (the “Acquisition Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Acquisition Sub will merge with and into the Company, with the Company as the surviving corporation of such merger (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and Executive desire to enter into this Agreement with respect to the effect of the Merger on the Payments (as defined below) received by Executive.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Certain Payments by the Company.

(a)    Gross-Up Payment. Notwithstanding any other provision of any other plan, arrangement or agreement to the contrary, including, without limitation, the Severance Plan (as defined below), if it shall be determined that any Payment (as defined below) will be subject to the Excise Tax (as defined below), then Executive shall be entitled to receive an additional cash payment (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable by Executive plus an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state or local income or employment taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed on the Payment itself or pursuant to Section 409A of the Code (as defined below), Executive retains an amount of the Gross-Up Payment such that Employee is in the same after-tax position as if the Excise Tax had not been imposed.

(b)    Determinations. Subject to the provisions of Section 1(c) below, all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 1(c) below and Executive is thereafter required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c)    Claims by Taxing Authority. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or that there has been an Underpayment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i)    give the Company any information reasonably requested by the Company relating to such claim;

(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)    cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 1(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)    Refunds. If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 1(c) above, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 1(c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 1(c) above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)    Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section 1, shall be paid by the Company to Executive within ten days of the receipt of the Accounting Firm’s determination that such a Gross-Up Payment is required; provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 1(c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

(f)    Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(ii)    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)    “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code to or for the benefit of Executive, whether paid or payable pursuant to the Merger Agreement, the Severance Plan (as defined below) or otherwise.

2.    In the event the Merger Agreement is terminated prior to consummation of the Merger, this Agreement shall automatically and without further action terminate.

3.    This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, Section 6 of the Ignyta, Inc. Severance and Change in Control Severance Plan (the “Severance Plan”) regarding Excise Taxes. For the avoidance of doubt, Section 6 of the Severance Plan shall not apply to Executive from and after the date of this Agreement, and this Agreement shall represent the full agreement of the parties with respect to Excise Taxes potentially payable by Executive. The Severance Plan is hereby amended to the extent necessary to be consistent with the foregoing.

4.    This Agreement cannot be assigned by any party hereto, except with the written consent of the other parties. Any assignment of this Agreement by any party shall not relieve such party of its or his or her obligations hereunder. This Agreement shall be binding on any successor to the Company.

5.    This Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to the principles of conflicts of laws thereof.

6.    Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Company at its principal executive office to the attention of the General Counsel, and with a copy to Parent at its principal U.S. office to the attention of the General Counsel, and to Executive at his most recent address on the Company’s payroll records, but each party may change his, her or its address by written notice in accordance with this Section 6. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

7.    This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

8.    If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

9.    Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal and provincial withholding tax laws.

10.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or .pdf copy of this Agreement as a fully binding original.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

IGNYTA, INC., a Delaware corporation

By:	/s/ Jacob Chacko, M.D.
Name: Jacob Chacko, M.D.
Title: Chief Financial Officer

EXECUTIVE

By:	/s/ Jonathan E. Lim, M.D.
Name: Jonathan E. Lim, M.D.

[Signature Page to Gross Up Agreement]